Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

BECTON, DICKINSON AND COMPANY

AND

EMBECTA CORP.

DATED AS OF MARCH 31, 2022

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of March 31, 2022 (this “Agreement”), is by and between Becton Dickinson and Company, a New Jersey corporation (“Parent”), and Embecta Corp., a Delaware corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding SpinCo Shares owned by Parent (the “Distribution”);

WHEREAS, in order to effectuate the Separation and the Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement which sets forth the terms of certain relationships and other agreements among the Parties as set forth herein; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and Distribution, are being entered together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Services” shall have the meaning set forth in Section 2.01(b).

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Applications” means those software applications expressly set forth on Schedule A. All Applications shall be hosted and used exclusively on or through the Host System throughout the term of this Agreement.

“Charge” and “Charges” have the meaning set forth in Section 2.03.

“Confidential Information” shall mean all Information that is either confidential or proprietary.

“Connection Agreement” means the Connection Agreement by and between Service Recipient and Service Provider attached hereto as Schedule B.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).

“Dispute” has the meaning set forth in Section 8.16(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“e-mail” shall have the meaning set forth in Section 8.10.

“Excluded Service” shall mean any service or function that the Parties had mutually agreed would not be provided under the terms of this Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including

COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Host Systems” shall mean those information technology systems and platforms selected by Service Provider (a) to host the Applications or (b) for use in connection with the performance of Services.

“Information” shall mean information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that Information does not include Intellectual Property Rights.

“Intellectual Property Rights” has the meaning set forth in the Separation and Distribution Agreement.

“Interest Payment” has the meaning set forth in Section 4.02.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Level of Service” has the meaning set forth in Section 2.02(c).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Local Agreement” has the meaning set forth in Section 2.08.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Minimum Service Period” shall mean the period commencing on the Distribution Date and ending ninety (90) days after the Distribution Date, unless otherwise specified with respect to a particular service on the Schedules hereto.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirements, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Business” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.

“Parties” shall mean the parties to this Agreement.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Service Baseline Period” has the meaning set forth in Section 2.02(c).

“Service Extension” has the meaning set forth in Section 5.03.

“Service Period” shall mean, with respect to any Service, the period commencing on the Distribution Date and ending on the earliest of (a) the date that a Party terminates the provision of such Service pursuant to Section 5.02, (b) the date that is the two (2)-year anniversary of the Distribution Date and (c) the date specified for termination of such Service in the Schedules hereto, unless extended pursuant to Section 5.03.

“Service Provider” shall mean, with respect to any Service, the Party providing such Service.

“Service Provider Indemnitees” has the meaning set forth in Section 7.03.

“Service Recipient” shall mean, with respect to any Service, the Party receiving such Service.

“Service Recipient Individual User” has the meaning set forth in the Connection Agreement.

“Services” has the meaning set forth in Section 2.01(a).

“Service Suspension Period” has the meaning set forth in Section 5.03.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” shall mean any and all forms of taxation, whenever created or imposed by a Taxing Authority, and, without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum, estimated, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority.

“Taxing Authority” shall mean a national, foreign, municipal, state, federal or other Governmental Authority responsible for the administration of any Tax.

“Term” has the meaning set forth in Section 5.01.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), any and all costs, fees and expenses (other than any severance or retention costs, unless otherwise specified with respect to a particular Service on the Schedules hereto or in the other Ancillary Agreements) payable by Service Provider or its Subsidiaries to a Third Party to the extent resulting from the early termination of such Service.

“Third Party” shall mean any Person other than the Parties or any of their respective Affiliates.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

“Visit CDA” means the confidential disclosure agreement attached hereto as Schedule C.

ARTICLE II

SERVICES

Section 2.01. Services.

(a) Commencing as of the Effective Time, Service Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to Service Recipient, or any Subsidiary of Service Recipient, the applicable services (the “Services”) set forth on the Schedules hereto.

(b) If, after the date of this Agreement, Service Recipient identifies a service (other than an Excluded Service) that Service Provider provided to Service Recipient within twelve (12) months prior to the Distribution Date that Service Recipient reasonably needs in order for the SpinCo Business or the Parent Business, as applicable, to continue to operate in substantially the same manner in which the SpinCo Business or the Parent Business, as applicable, operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), and Service Recipient provides written notice to Service Provider within ninety (90) days after the Distribution Date requesting such additional services, then Service Provider shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that Service Provider shall not be obligated to provide any Additional Service (A) if Service Provider does not, in its reasonable judgment, have adequate resources to provide such Additional Service (taking into consideration any offer by Service Recipient to pay for such additional resources, subject to the limitations set forth in Section 2.09), (B) if the provision of such Additional Service would significantly disrupt the operation of Service Provider’s or its Subsidiaries’ businesses, (C) if the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor), or (D) if Service Recipient is reasonably in a position to provide such Additional Services to itself or obtain such Additional Services from a Third Party on the same time frame as such services would be available from Service Provider. In connection with any request for Additional Services in accordance with this Section 2.01(b), the Parties shall in good faith negotiate the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.02. Performance of Services.

(a) Subject to Section 2.05, Service Provider shall perform, or shall cause one or more of its Affiliates to perform, all Services to be provided in a manner that is based on its past practice and that is substantially similar in nature, quality and timeliness to analogous services provided by Service Provider prior to the Effective Time.

(b) Nothing in this Agreement shall require Service Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If Service Provider is or becomes aware of the potential for any such violation, Service Provider shall promptly advise Service Recipient of such potential violation, and the Parties will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents or sublicenses required under any existing contract or agreement with a Third Party to allow Service Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth in this Section 2.02. Service Recipient shall reimburse Service Provider for all reasonable out-of-pocket costs and expenses (if any) incurred by Service Provider or any of its Subsidiaries in connection with obtaining any such Third Party consent that is required to allow Service Provider to perform or cause to be performed such Services. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, or the performance of such Service by Service Provider would constitute a violation of any applicable Law, Service Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(c) Unless otherwise provided with respect to a specific Service on the Schedules hereto, Service Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided to BD or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the one year period ending on the last day of Service Provider’s last fiscal quarter completed on or prior to the date of the Distribution (the “Service Baseline Period”).

(d) (i) Neither Service Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than Service Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT SERVICE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT SERVICE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. SERVICE PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(e) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.03. Charges for Services. Unless otherwise provided with respect to a specific Service on the Schedules hereto, Service Recipient shall pay Service Provider a fee (either one-time or recurring) for such Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges shall be set forth on the applicable Schedules hereto. During the term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties, (b) any adjustments due to a change in Level of Service requested by Service Recipient and agreed upon by Service Provider, and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services; provided that Service Provider will notify Service Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change. Together with any invoice for Charges, Service Provider shall provide Service Recipient with reasonable documentation, including any additional documentation reasonably requested by Service Recipient to the extent that such documentation is in Service Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.

Section 2.04. Reimbursement for Out-of-Pocket Costs and Expenses. Service Recipient shall reimburse Service Provider for reasonable out-of-pocket costs and expenses incurred by Service Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services.

Section 2.05. Changes in the Performance of Services. Subject to the performance standards for Services set forth in Section 2.02(a), 2.02(b) and 2.02(c), Service Provider may make changes from time to time in the manner of performing the Services if Service Provider is making similar changes in performing analogous services for itself and if Service Provider furnishes to Service Recipient reasonable prior written notice (in content and timing) of such changes. If such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service, Service Recipient shall be permitted to terminate the applicable specific Service pursuant to Section 5.02(a)(i) without being required to pay any Termination Charges pursuant to Section 5.05 for such Service.

Section 2.06. Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and that Service Recipient shall be responsible with respect to transitioning off of the provision of Services. Service Provider agrees to reasonably cooperate with Service Recipient, upon Service Recipient’s written request, in the transition of the Services from Service Provider to Service Recipient (or its designee). Service Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service to the extent and as soon as is reasonably practicable. Service Recipient shall transition responsibility for the performance of Services from Service Provider to Service Recipient in a manner that minimizes, to the extent reasonably possible, disruption to the Parent Business or the SpinCo Business, as applicable, and the continuing operations of Service Provider and its relevant Affiliates. Service Provider shall have no obligation to perform any Services following the Term. The Parties acknowledge and agree that time is of the essence with respect to the foregoing in this Section 2.06.

Section 2.07. Subcontracting. Service Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that Service Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Section 2.02(a), 2.02(b) and 2.02(c) and the content of the Services provided to Service Recipient. Service Provider shall be liable for any breach of its obligations under this Agreement by any Third Party service provider engaged by Service Provider. Subject to the confidentiality provisions set forth in Article VI, Service Provider shall, and shall cause its Affiliates to, provide, upon fifteen (15) business days’ prior written notice, any Information within Service Provider’s or its Affiliates’ control that Service Recipient reasonably requests in connection with any Services being provided to Service Recipient by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and Service Provider and other supporting documentation; provided, further, however, that Service Recipient shall make no more than one such request per Third Party during any calendar quarter.

Section 2.08. Local Agreements. Each Party recognizes and agrees that it may be necessary or desirable to separately document certain matters relating to the Services provided hereunder in various jurisdictions from time to time or to otherwise modify the scope or nature of such Services, in each case to the extent necessary to comply with applicable Law. If such an agreement or modification of any of the Services is required by applicable Law, or if the applicable Parties mutually determine entry into such an agreement or modification of Services would be desirable, in each case in order for Service Provider or its Subsidiaries to provide any of the Services in a particular jurisdiction, Service Provider and Service Recipient shall, or shall cause their applicable Subsidiaries to, to enter into local implementing agreements (as each may be amended and in effect from time to time, each a “Local Agreement”) in form and content reasonably acceptable to the applicable Parties; provided that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition of this Agreement or the effect of any such term or condition, except to the extent expressly specified in such Local Agreement. Except as used in this Section 2.08, any references herein to this Agreement and the Services to be provided hereunder, shall include any Local Agreement and any local services to be provided thereunder. Except as expressly set forth in any Local Agreement, in the event of a conflict between the terms contained in a Local Agreement and the terms contained in this Agreement (including the applicable Schedules), the terms in this Agreement shall take precedence.

Section 2.09. Service Limitations. Notwithstanding any provision of this Agreement to the contrary:

(a) for purposes of this Agreement, except as and to the extent necessary for the receipt of any Services by Service Recipient or as otherwise set forth on a Schedule hereto and subject to Article III, Service Provider shall have no obligation to provide Service Recipient with access to or use of any Service Provider information technology systems, information technology, platforms, networks, applications, software databases or computer hardware;

(b) Service Provider shall not be obligated to provide and shall not be deemed to be providing any advisory services (including advice with respect to legal, financial, accounting, insurance, regulatory or tax matters) to Service Recipient or any of its Representatives as part of or in connection with the Services or otherwise;

(c) Service Provider shall have no obligation to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Service Recipient or any of its Representatives except as set forth on the Schedules hereto; provided that Service Provider shall not deliver any such notification or report without Service Recipient’s prior written consent;

(d) in no event shall Service Provider or its Affiliates have any obligation to favor Service Recipient or any of its Affiliates’ operation of its businesses over its own business operations or those of its Affiliates;

(e) Service Provider shall not be required to hire any additional employees, maintain the employment of any one or more specific employees, or purchase, lease or license any additional equipment, software (including additional seats or instances under existing software license agreements) or other resources; and

(f) Service Provider shall not be required to bear or pay any costs related to the conversion of the Service Recipient’s data at Service Recipient’s request (other than any costs mutually agreed by Service Provider and Service Recipient, it being understood that, in agreeing to any such costs, the Parties shall take into account the time, effort and complexity of any action of Service Provider).

Section 2.10. System Shut Down. Service Provider shall have the right to shut down temporarily for maintenance or similar purposes the operation of any facilities or systems providing any Service whenever in Service Provider’s reasonable judgment such action is necessary or advisable for general maintenance or emergency purposes; provided that without limiting the immediately following sentence, Service Provider will schedule non-emergency general maintenance impacting the Services so as not to materially disrupt the operation of the SpinCo Business or the Parent Business, as applicable, by Service Recipient. Service Provider will use commercially reasonable efforts to provide Service Recipient advance notice of any shut down for general maintenance purposes or other planned shut down.

Section 2.11. Use of Services. Service Provider shall not be required to provide Services to any Person other than Service Recipient and its Subsidiaries. Service Recipient shall not, and shall not permit its or any of its Subsidiaries’ Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01. Access.

(a) Upon reasonable advance notice, SpinCo shall, and shall cause its Subsidiaries to, allow Parent and its Subsidiaries and their respective Representatives reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of SpinCo and its Subsidiaries as reasonably necessary for Parent and its Subsidiaries to fulfill their obligations under this Agreement and, as applicable, to verify the accuracy of internal controls over information technology, reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of SpinCo or any of its Subsidiaries, (ii) in the event that SpinCo determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence and (iii) no such access shall be permitted unless and until the Visit CDA shall have been executed by Parent and delivered to SpinCo. Parent agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of SpinCo or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of SpinCo or its Subsidiaries, conform to the policies and procedures of SpinCo and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Parent from time to time.

(b) Upon reasonable advance notice, Parent shall, and shall cause its Subsidiaries to, allow SpinCo and its Subsidiaries and their respective Representatives reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Parent and its Subsidiaries as reasonably necessary for SpinCo to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of Parent or any of its Subsidiaries, (ii) in the event that Parent determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence and (iii) no such access shall be permitted unless and until the Visit CDA shall have been executed by SpinCo and delivered to Parent. SpinCo agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Parent or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Parent or its Subsidiaries, conform to the policies and procedures of Parent and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to SpinCo from time to time.

(c) Subject to the terms and conditions of this Agreement, including the Connection Agreement during the term of this Agreement, Service Provider will permit Service Recipient and authorized Service Recipient Individual Users to access the Host Systems and the Applications (on or through the Host Systems), in each case, for the sole purpose of receiving, and solely to the extent necessary to receive, the Services as expressly contemplated by the Services themselves and in accordance with the terms and conditions expressly stated in this Agreement. Service Recipient Individual Users are authorized to access the Applications and the Host Systems with the prior permission of Service Provider and subject to the terms and conditions of this Agreement, including the foregoing sentence, and the Connection Agreement, and only to the extent that such authorized Service Recipient Individual Users have a need to access the Host Systems or use the Applications in order for the Service Recipient to receive the Services.

(d) Service Recipient shall not, and shall cause each of its Representatives and Service Recipient Individual Users not to, introduce or otherwise expose any Host System or any Application to any (a) computer code or instructions (e.g., malicious code or viruses) that may disrupt, damage, or interfere with the Host System or any Application or other software or firmware stored or operated thereon, (b) device that is capable of automatically or remotely stopping any Host System or Application from operating, in whole or in part (e.g., passwords, fuses or time bombs), (c) “back doors” or “trap doors” which allow for any access or bypassing of any security feature of the Host System or any Application or (d) any barriers designed for, or having the effect of, preventing Service Provider from accessing all or any portion of its systems, software or data. This Section 3.01(d) shall apply to Service Provider mutatis mutandis with respect to information and technology systems and platforms of Service Recipient if and to the extent accessed by Service Provider to provide Services hereunder.

(e) Service Recipient shall, at its sole expense (a) provide all network connectivity necessary for each of its Representatives and each Service Recipient Individual User to connect to the Host Systems (other than the connectivity that Service Provider shall provide as set forth on the Schedules hereto) and (b) comply, and cause each of its Representatives and each Service Recipient Individual User to comply, with the terms and conditions set forth in the Service Provider Information Security Policy and Connection Agreement and in Sections 3.01(c), 3.01(d) and 3.01(e). This Section 3.01(e) shall apply to Service Provider mutatis mutandis with respect to information and technology systems and platforms of Service Recipient if and to the extent accessed by Service Provider to provide Services hereunder.

ARTICLE IV

BILLING; TAXES

Section 4.01. Procedure. Charges for the Services shall be charged to and payable by Service Recipient. Amounts payable pursuant to this Agreement shall be paid by wire transfer or Automated Clearing House payment (or such other method of payment as may be agreed between the Parties from time to time) to Service Provider (as directed by Service Provider), which amounts shall be due (a) in the case of recurring fees, on a monthly basis on or prior to the first day of the calendar month for which the applicable Service is to be provided, and (b) in the case of all other amounts, within thirty (30) days of Service Recipient’s receipt of each invoice for Charges, including reasonable documentation pursuant to Section 2.03. All amounts due and payable hereunder shall be paid in U.S. dollars. In the event of any billing dispute, Service Recipient shall promptly pay any undisputed amount.

Section 4.02. Late Payments. Charges not paid when due pursuant to this Agreement and which are not disputed in good faith (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of the receipt of a notice of non-payment from Service Provider) shall accrue interest at a rate per annum equal to eight percent (8%) (the “Interest Payment”). Failure to pay such Charges due hereunder within ten (10) days from receipt of a non-payment notice from Service Provider pursuant to the terms of this Agreement shall constitute Service Recipient’s failure to perform a material obligation under Section 5.02(b) and Service Provider may terminate this Agreement with respect to the applicable Service for which such payment failure applies under Section 5.02(b) (after the applicable cure period set forth therein).

Section 4.03. Taxes. Without limiting any provisions of this Agreement, Service Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding any Taxes on Service Provider’s income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, Service Recipient shall be entitled to withhold from any payments to Service Provider any such Taxes that Service Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority.

Section 4.04. No Set-Off. Except as mutually agreed to in writing by Service Provider and Service Recipient, neither Service Recipient nor any of its Affiliates shall have any right of set-off or other similar rights with respect to any amounts owed to Service Provider or any of its Subsidiaries pursuant to this Agreement on account of any obligation owed by Service Provider or any of its Subsidiaries to Service Recipient or any of its Subsidiaries.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term. This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of (a) the last date on which Service Provider is obligated to provide any Service to Service Recipient in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) the two (2) year anniversary of the Distribution Date (the “Term”). Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 5.02. Early Termination.

(a) Without prejudice to Service Recipient’s rights with respect to Force Majeure, Service Recipient may from time to time terminate this Agreement with respect to the entirety of any Service (Service Recipient may terminate any Service set forth on any part of the Schedules hereto without terminating all or any other Services set forth on the same Schedule as such terminated Service; provided, however, that Service Recipient must terminate the entirety of any Service, and not just a portion thereof):

(i) for any reason or no reason, upon the giving of at least forty-five (45) days’ prior written notice (or such other number of days specified in the Schedules hereto) to Service Provider, unless prohibited by the applicable Schedule hereto); provided, however, that any such termination (x) may not be effective prior to the end of the Minimum Service Period, (y) may only be effective as of the last day of a month and (z) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.05; or

(ii) if Service Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure to perform materially and adversely affects the provision of such Service or Service Recipient or an Affiliate thereof or the SpinCo Business or the Parent Business, as applicable, and such failure shall continue to be uncured by Service Provider for a period of at least ninety (90) days after receipt by Service Provider of written notice of such failure from Service Recipient; provided, however, that Service Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 8.16) as to whether Service Provider has cured the applicable breach.

(b) Service Provider may terminate this Agreement with respect to the entirety or portion of any Service at any time upon prior written notice to Service Recipient if Service Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges which are not disputed in good faith for such Service when due, and such failure shall continue to be uncured by Service Recipient for a period of at least ninety (90) days (or thirty (30) days in the event of a failure to make payment of Charges which are not disputed in good faith for such Service when due) after receipt by Service Recipient of a written notice of such failure from Service Provider; provided, however, that Service Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 8.16) as to whether Service Recipient has cured the applicable breach.

(c) The Schedules hereto shall be updated to reflect any terminated Service.

Section 5.03. Extension of Services. Service Recipient may request, by providing Service Provider with advance written notice, to extend the Service Period of any Service so that such Service ends on the earlier of (a) ninety (90) days following the last date on which Service Provider is obligated to provide such Service in accordance with the terms of this Agreement and (b) the Term (each such extension, a “Service Extension”). Service Provider, in its sole discretion, shall determine whether to extend such Service for the requested Service Extension period. If Service Provider agrees to provide such Service during the requested Service Extension period, then (i) the Parties shall in good faith negotiate the terms of an amendment to the Schedules hereto, which amendment shall be consistent with the terms of the applicable Service; and (ii) the Charge for such Service during the Service Extension period shall be equal to one hundred twenty-five percent (125%) of the Charge for such Service; provided that, if such Service Extension is the result of Service Provider’s failure to provide the Service during the applicable Service Period (the amount of time that the Service Provider so failed to provide such Service, the “Service Suspension Period”), then the Charge for such Service during the Service Extension period shall be equal to (x) one hundred percent (100%) of the Charge for such Service, for a number of days equal to the Service Suspension Period and (y) one hundred twenty-five percent (125%) of the Charge for such Service, for the remaining days of the Service Extension period, if any. Notwithstanding the foregoing, the Service Period of any particular Service may not be extended more than once. Each amendment of the Schedules hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 5.04. Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that Service Recipient is seeking to terminate pursuant to Section 5.02 and (ii) in the case of such termination, Service Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect Service Provider’s ability to provide a particular Service in accordance with this Agreement, the Parties shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, the Parties are unable to agree on such amendment, Service Provider’s obligation to provide such Service shall terminate automatically with such termination.

Section 5.05. Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Service Provider shall have no further obligation to provide the terminated Service, and Service Recipient shall have no obligation to pay any future Charges relating to such Service; provided, however, that Service Recipient shall remain obligated to Service Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Termination Charges (which, in the case of clause (b), shall not be payable in the event that Service Recipient terminates any Service pursuant to Section 5.02(a)(ii) or Section 2.05). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII and Article VIII, and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 5.06. Information Transmission. Service Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Service Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by Service Provider for the benefit of Service Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) Service Provider shall not have any obligation to provide, or cause to be provided, Information in any non-standard format, (b) Service Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) Service Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01. Parent and SpinCo Obligations. Subject to Section 6.04, until the six (6)-year anniversary of the date of the termination of this Agreement in its entirety, each of Parent and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; (c) is independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries; or (d) was in such Party’s or its Subsidiaries’ possession on a non-confidential basis prior to the time of disclosure to such Party and at the time of such disclosure was not known by such Party or any of its Subsidiaries to be prohibited from being disclosed by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

Section 6.02. No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system backup tapes, disks or other backup storage devices; and provided, further, that any such retained back-up information shall remain subject to the confidentiality provisions of this Agreement.

Section 6.03. Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement, as detailed in Schedule D attached hereto.

Section 6.04. Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted. The obligations in this Article VI shall survive any expiration or termination of this Agreement for six (6) years after the date of expiration or termination of this Agreement; provided, however, that, with respect to each trade secret of a Party or its Affiliates, such obligations shall continue as long as such trade secret remains otherwise protectable as a trade secret.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01. Limitations on Liability.

(a) SUBJECT TO SECTION 7.02, THE LIABILITIES OF SERVICE PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE TO SUCH SERVICE PROVIDER BY SERVICE RECIPIENT UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH LIABILITY.

(b) IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c) The limitations in Section 7.01(a) and Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VI or (ii) the Parties’ respective obligations under Section 7.03.

Section 7.02. Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by Service Provider with respect to the provision of any Services (with respect to which Service Provider can reasonably be expected to re-perform in a commercially reasonable manner), Service Provider shall, at the request of Service Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of Service Provider. The remedy set forth in this Section 7.02 shall be the sole and exclusive remedy of Service Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit Service Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 5.02(a)(ii) or seeking specific performance in accordance with Section 8.17. Any request for re-performance in accordance with this Section 7.02 by Service Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (x) the date on which such breach occurred and (y) the date on which such breach was reasonably discovered by Service Recipient.

Section 7.03. Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Service Recipient shall indemnify, defend and hold harmless Service Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Service Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from Service Recipient’s use or receipt of the Services provided by Service Provider hereunder, other than Third-Party Claims arising out of the gross negligence, willful misconduct or fraud of any Service Provider Indemnitee.

Section 7.04. Indemnification Procedures. The procedures for indemnification set forth in Article IV of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 8.01 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

Section 8.02. Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.03. Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a

Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 8.04. Title to Intellectual Property. For purposes of this Agreement, Service Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by Service Provider, by reason of the provision of the Services hereunder. Service Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by Service Provider, and Service Recipient shall reproduce any such notices on any and all copies thereof. Service Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Service Provider, and Service Recipient shall promptly notify Service Provider of any such attempt, regardless of whether by Service Recipient or any Third Party, of which Service Recipient becomes aware.

Section 8.05. Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, Service Provider, and Service Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 8.06. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and Distribution and would not have been entered into independently.

(c) Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

(d) Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.07. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.08. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, Service Provider may assign this Agreement or all of its rights or obligations hereunder to any Affiliate without Service Recipient’s prior written consent (but with notice to the Service Recipient) solely to the extent such Affiliate can continue to deliver the Services hereunder without interruption.

Section 8.09. Third-Party Beneficiaries. Except as provided in Article VII with respect to the Service Provider Indemnitees and the Service Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.10. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.10):

If to Parent, to:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention:	Joseph LaSala

Chief Counsel - Transactions/M&A

E-mail:	joseph_lasala@bd.com

If to SpinCo, to:

Embecta Corp.

300 Kimball Drive

Parsippany, New Jersey 07054

Attention:	Jeff Mann

Senior Vice President, General Counsel, Head of Corporate Development

and Corporate Secretary

E-mail:	jeff.mann@bd.com; jeff.mann@embecta.com

Any Party may, by notice to the other Party, change the address to which such notices are to be given or made.

Section 8.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 8.12. Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement for itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article V or this Section 8.12.

Section 8.13. Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 8.15. Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.16. Dispute Resolution.

(a) In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

(b) In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.16(a) and it is determined that the Charge or the Termination Charge, as applicable, that Service Provider has invoiced Service Recipient, and that Service Recipient has paid to Service Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that Service Recipient has overpaid the Charge or the Termination Charge, as applicable, Service Provider shall within ten (10) calendar days after such determination reimburse Service Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Service

Recipient to the time of reimbursement by Service Provider; and (ii) if it is determined that Service Recipient has underpaid the Charge or the Termination Charge, as applicable, Service Recipient shall within ten (10) calendar days after such determination reimburse Service Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Service Recipient to the time of payment by Service Recipient.

Section 8.17. Specific Performance. Subject to Section 8.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Service Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 8.16 and this Section 8.17 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 8.18. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

Section 8.19. Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 8.20. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or Franklin Lakes, New Jersey; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to March 31, 2022.

Section 8.21. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

BECTON, DICKINSON AND COMPANY

By:	/s/ Christopher J. DelOrefice
Name: Christopher J. DelOrefice
Title: Executive Vice President and Chief Financial Officer

EMBECTA CORP.

By:	/s/ Jacob Elguicze
Name: Jacob Elguicze
Title: Chief Financial Officer

[Signature Page to Transition Services Agreement]